EXHIBIT 10.13

TECHNOLOGY TRANSFER AGREEMENT

     This Agreement is made as of 5 JUNE, 1996 by and between Manuel A. Villafaña, a Minnesota resident (“Transferee”) and ATS Medical, Inc., a Minnesota corporation (“ATS”).

     RECITALS:

     1. ATS has conducted preliminary design work on a synthetic vascular graft device incorporating a manifold connection to the native artery and has prepared a preliminary patent search on the subject (the “Project”).

     2. ATS has not proceeded with further development or financing of the Project beyond the initial development and patent work.

     3. Transferee desires to acquire the Project from ATS and continue its development in exchange for a royalty payable to ATS from future sales of products resulting from the Project.

     AGREEMENT:

     1. Technology Transfer. Subject to the terms hereof and in consideration of the payment of the royalties specified hereinafter, ATS hereby transfers to Transferee all right, title and interest in and to all of the intellectual property, designs, ideas and concepts concerning the Project. Transferee understands and agrees that beyond the sketches and preliminary prototypes, there are no fixed assets associated with the Project.

     2. Royalty Payment. Transferee will pay to ATS, as payment in full for the rights to the Project, a royalty in an amount equal to *% of the net sales of any product resulting from the Project by the Transferee or any person or entity acquiring the rights to the Project directly or indirectly from the Transferee. Net sales shall consist of net sales as defined by GAAP, excluding the actual costs of sterilization, packaging and shipment. The royalty shall be payable to ATS quarterly within 45 days of the end of each calendar quarter. The royalty shall continue for the life of any patent granted by the U. S. Patent & Trademark office covering any product resulting from the Project or, if no such patent shall issue, for 17 years from the date of this Agreement. In no event shall the royalty continue longer than 25 years from the date of this Agreement.

     3. Records. Transferee agrees to keep accurate records in sufficient detail to enable the royalties payable by it hereunder to be determined, and agrees to permit said records to be examined from time to time during the royalty period by authorized representatives of ATS at reasonable intervals during usual business hours to the extent necessary to verify the reports and royalty payments.

     4. Representations and Indemnity. ATS makes no representation or warranty concerning the Project or any patent rights associated with the Project. Transferee assumes all risk of the Project and agrees to indemnify and hold harmless ATS from and against any and all liabilities, claims, demands, costs, expenses including attorneys’ fees, and other charges arising out of or resulting from the Project or any claim of infringement upon any patent, trademark, copyright or other proprietary right of any third person in the Project.

     5. Exclusivity. Transferee agrees that he will not during the life of this Agreement issue any license, grant or other right to any other person or entity to use, manufacture, have manufactured, sell, or resell any product resulting from the Project unless as part of that transfer, the subsequent transferee expressly and in writing (addressed and delivered to ATS) agrees to the same royalties specified herein for the same term specified herein. This Agreement may be assigned by ATS to a successor in interest to all or substantially all of ATS’s business, whether by merger or acquisition. Beyond the foregoing, this Agreement nor any rights or benefits hereunder shall be assignable or transferable by either of the parties hereto without the prior written consent of the other, which consent shall not be unreasonable withheld.

     6. Termination. This Agreement will terminate upon the termination of the royalty period specified in paragraph 2 above. Upon termination, Transferee will continue to possess all rights in the Project in perpetuity, and no further payments to ATS will be required.

     7. Miscellaneous. This Agreement shall be governed by the laws of the State of Minnesota as applied to residents of such State entering into contracts wholly to be performed in such State. This Agreement may not be modified or amended in whole or in part without the written consent of both parties. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Manuel A. Villafaña Manuel A. Villafaña	ATS MEDICAL, INC.

By: /s/ Richard W. Kramp Its: PRESIDENT/COO